UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Titan International, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Titan International, Inc.
2701 Spruce Street•  Quincy, Illinois 62301
___________________________________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Meeting Date:  May 17, 2012

To Titan Stockholders:

The Annual Meeting of Stockholders (the “Annual Meeting”) of Titan International, Inc., an Illinois corporation (“Titan” or the “Company”), to be held on Thursday, May 17, 2012, at 11:00 a.m. Eastern Time, at The Waldorf Astoria, 301 Park Avenue, New York City, New York, 10022, to consider and act upon the following matters:

1)	To elect Erwin H. Billig and Anthony L. Soave as directors to serve for three-year terms and until their successors are elected and qualified;

2)	To ratify the selection of Grant Thornton LLP as the independent registered public accounting firm for 2012;

3)	To approve a non-binding advisory resolution on executive compensation; and

To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Titan’s board of directors has fixed the “record date” to be the close of business on March 15, 2012.  Only those stockholders whose names appear of record at the Company’s close of business on March 15, 2012, as holders of record of Titan common stock, are entitled to receive notice of and to vote at the Annual Meeting or any adjournments thereof.  With this Proxy Statement, a copy of Titan’s Annual Report including Form 10-K foryear ended December 31, 2011, is enclosed for your information.

All stockholders are invited to attend the Annual Meeting.  Stockholders can help the Company avoid unnecessary costs and delay by completing and promptly returning the enclosed proxy card.  Alternatively, you may authorize a proxy by using telephone or Internet options as instructed on the proxy card.  If you vote by telephone or Internet, you do not need to mail back your proxy card.  The presence, in person or by properly executed proxy, of the majority of common stock outstanding on the record date is necessary to constitute a quorum at the Annual Meeting.

Meeting Attendance:  Please note that if you are attending the Annual Meeting, proof of Titan common stock ownership as of the record date must be presented, in addition to valid photo identification.

Please Vote:  Every stockholder’s vote is important.  Whether or not you intend to be present at the Annual Meeting, please complete, sign, date and return the enclosed proxy card in the enclosed return envelope, which requires no postage if mailed in the United States.  Telephone and Internet voting are also offered.

By Order of the Board of Directors,

/s/ CHERI T. HOLLEY
Quincy, Illinois	Cheri T. Holley
March 28, 2012	Secretary

TABLE OF CONTENTS

Notice of Annual Meeting of Stockholders	Cover
General Matters	1
Voting Procedures	1
Proposal #1 – Election of Mr. Billig and Mr. Soave as Directors	4
Proposal #2 – Ratification of Independent Registered Public Accounting Firm	5
Proposal #3 – To Approve a Non-Binding Advisory Resolution on Executive Compensation	6
Other Business	6
Audit and Other Fees	7
Report of the Audit Committee	8
Directors Continuing in Office	9
Compensation of Directors	11
Committees and Meetings of the Board of Directors	12
Board Leadership Structure	13
Board Diversity Process	14
Compensation Discussion and Analysis	15
Compensation of Executive Officers	24
Report of the Compensation Committee	27
Corporate Governance	28
Report of the Nominating/Corporate Governance Committee	29
Security Ownership of Certain Beneficial Owners and Management	30
Section 16(a) Beneficial Ownership Reporting Compliance	31
Related Party Transactions	31
Stockholder Proposals	31
Householding Information	32
Cost of Proxy Solicitation	32

Table of Contents

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
TITAN INTERNATIONAL, INC.

Meeting Date:  May 17, 2012

GENERAL MATTERS

This Proxy Statement is being furnished to the stockholders of Titan International, Inc. (“Titan” or the “Company”) in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 17, 2012, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting, and at any adjournment or postponement of that meeting.  This Proxy Statement and accompanying form of proxy will be first mailed to stockholders on or about March 28, 2012.  Although the Company’s Annual Report to Stockholders including Form 10-K for year ended December 31, 2011, is being mailed with the Proxy Statement, it is not part of the proxy soliciting material.

VOTING PROCEDURES

Qualifications to Vote
Holders of shares of common stock of the Company (“Common Stock”) at the close of business on March 15, 2012, (the “Record Date”) will be entitled to receive notice of and vote at the Annual Meeting.

Shares Entitled to Vote
On the Record Date of March 15, 2012, there were 42,223,186 shares of Titan’s Common Stock outstanding which will be entitled to vote at the Annual Meeting.

Votes per Share
Holders of Titan’s Common Stock (the “Common Stockholders”) are entitled to one vote per share of Common Stock they held of record on the Record Date on each matter that may properly come before the Annual Meeting.

Proposals Requiring Vote
To consider and act upon the following matters:

✓ Proposal #1: Election of Mr. Billig and Mr. Soave as directors,

✓ Proposal #2: Ratification of independent registered public accounting firm of Grant Thornton LLP,

✓ Proposal #3:  To approve a non-binding advisory resolution on executive compensation,

and such other business as may properly come before the Annual Meeting of Stockholders or any adjournments or postponements thereof.

Time and Place
The Annual Meeting of Stockholders of Titan International, Inc., an Illinois corporation, will be held on Thursday, May 17, 2012, at 11:00 a.m. Eastern Time, at The Waldorf Astoria, 301 Park Avenue, New York City, New York, 10022.

Attendance for Annual Meeting
Please note that if you are attending the Annual Meeting, proof of Titan common stock ownership as of the Record Date of March 15, 2012, must be presented, in addition to valid photo identification.

VOTING PROCEDURES (continued)

Voting by Proxy
Stockholders are asked to complete and promptly return the enclosed proxy card by mail or authorize a proxy by using telephone or Internet options as instructed on the proxy card.  If you vote by telephone or Internet, you do not need to mail back your proxy card.

Recommendations by Board of Directors
The Board of Directors unanimously recommend that you vote FOR all the following proposals:

Proposal #1:  Election of Mr. Billig and Mr. Soave as directors,

Proposal #2:  Ratification of independent registered public accounting firm of Grant Thornton LLP,

Proposal #3: To approve a non-binding advisory resolution on executive compensation.

Quorum for Annual Meeting
Common Stockholders of record on the Record Date are entitled to cast their votes in person or by properly executed proxy at the Annual Meeting.  The presence, in person or by properly executed proxy, of the Common Stockholders holding a majority of the Common Stock outstanding on the Record Date is necessary to constitute a quorum at the Annual Meeting.  Abstentions and “broker non-votes” (in cases when a broker has delivered a proxy that does not have authority to vote on the proposal in question) are counted as present in determining whether or not there is a quorum.  If a quorum is not present at the time the Annual Meeting is convened, the Company may adjourn or postpone the Annual Meeting.

Procedures
All Common Stock represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting and not properly revoked will be voted at the Annual Meeting in accordance with the instructions indicated in such proxies.  If no instructions are indicated, such proxies will be voted FOR the Proposal #1, #2 and #3, and persons designated as proxies will vote with their best judgment on such other business as may properly come before the Annual Meeting.  The Board of Directors does not know of any matters that will come before the Annual Meeting other than those described in the Notice of Annual Meeting attached to this Proxy Statement.

Vote Required to Approve Proposals

Proposal #1:          The votes of Common Stockholders holding a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting is required for the election of Mr. Billig and Mr. Soave as directors.

Proposal #2:          Ratification of the independent registered public accounting firm Grant Thornton LLP, requires the affirmative vote of the Common Stockholders holding a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting.

Proposal #3:
The non-binding advisory vote on executive compensation will be deemed to be approved if Common Stockholders holding a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting vote in favor of the resolution.

VOTING PROCEDURES (continued)

Abstentions are counted in the number of shares present in person or represented by proxy for purposes of determining whether a proposal has been approved, and so are equivalent to votes against a proposal (other than the election of directors).  Broker non-votes will have no impact on the outcome of any of the matters to be considered at the Annual Meeting.

Revoking a Proxy
Any proxy given pursuant to this solicitation may be revoked at any time before it is voted.  Common Stockholders may revoke a proxy at any time prior to its exercise by filing with the Secretary of the Company a duly executed revocation and proxy bearing a later date or by voting in person by written ballot at the Annual Meeting. Attendance at the Annual Meeting will not of itself constitute revocation of a proxy.  Any written notice revoking a proxy should be sent to: Cheri T. Holley, Secretary of Titan International, Inc., 2701 Spruce Street, Quincy, Illinois 62301.

Cost of Proxy Solicitation
The costs of solicitation of proxies will be borne by the Company.  It is contemplated that brokerage houses, custodians, nominees and fiduciaries will be requested to forward the soliciting material to the beneficial owners of the Company’s Common Stock held of record by such persons, and will be reimbursed by the Company for reasonable expenses incurred therewith.

Company’s Transfer Agent
Computershare                                                        Physical address:
P.O. Box 358015                                                       480 Washington Blvd.
Pittsburgh, PA 15252-8015                                    Jersey City, NJ 07310-1900

Stockholder Information: (877) 237-6882             Agent web site:  www.bnymellon.com/shareowner/equityaccess

Common Stock Data
Titan’s common stock is listed and traded on the New York Stock Exchange under the symbol TWI.

Vote Tabulation
Broadridge Investor Communication Services will judge the voting and be responsible for determining whether or not a quorum is present and tabulate votes cast by proxy or in person at the Annual Meeting.

Voting Results
Titan will announce preliminary voting results at the Annual Meeting and publish final results in a Form 8-K.

Please Vote
Every stockholder’s vote is important.  Whether or not you intend to be present at the Annual Meeting, please complete, sign, date and return the enclosed proxy card in the enclosed return envelope, which requires no postage if mailed in the United States.  Telephone and Internet voting are also offered.

Directions
You are cordially invited to attend Titan’s annual meeting of stockholders on May 17, 2012 at 11:00 a.m. Eastern Time.  The meeting will be held at The Waldorf Astoria in New York City, New York.  The Waldorf Astoria is located at 301 Park Avenue, New York City, New York, 10022.  You may call The Waldorf Astoria at (212) 355-3000 for further direction information.

Proxy Notice

Important Notice Regarding the Availability of Proxy Materials for Annual Meeting of Stockholders to be held on May 17, 2012.

This Notice of Annual Meeting of Stockholders and Proxy Statement are available at the Company’s website:  www.titan-intl.com.

✓ PROPOSAL #1  -  Election of Erwin H. Billig and Anthony L. Soave as Class III Directors

The Board of Directors recommends that stockholders vote FOR Erwin H. Billig and Anthony L. Soave as Class III Director nominees standing for election to serve until the 2015 Annual Meeting.

The Company’s Bylaws provide for three classes of directors of approximately equal numbers designated as Class I, Class II and Class III.  Each director is elected for a three-year term and the term of each Class expires in a different year.  With the exception of Mr. Akers and the Chairman & Chief Executive Officer (Mr. Taylor), all directors are independent as defined in the New York Stock Exchange listing standards.  The Nominating/Corporate Governance Committee recommended to the Board of Directors that Erwin H. Billig and Anthony L. Soave stand for election as Class III directors to serve until the 2015 Annual Meeting.  The Board has put forth the slate of nominees consisting of Erwin H. Billig and Anthony L. Soave to stand for election at the 2012 Annual Meeting.  Mr. Billig and Mr. Soave are each current directors of the Company.  Each of the nominees has consented to serve as a director if elected.

In the unexpected event that a nominee for director becomes unable to serve before the Annual Meeting, it is intended that shares represented by proxies which are executed and returned will be voted for such substitute nominees as may be appointed by the Company’s existing Board of Directors, as recommended by the Nominating/Corporate Governance Committee.  The following is a brief description of the business experience of each nominee for at least the past five years.

Erwin H. Billig
Mr. Billig is director and chairman of MSX International.  From 1992 to 1999 he served as vice chairman of Masco Tech, Inc., and from 1986 to 1992 Mr. Billig was president and Chief Operating Officer of Masco Tech, Inc.  Mr. Billig is also a director of Titan Europe Plc.  Mr. Billig, who is 85 years old, is Vice Chairman of the Board of Titan and became a director of the Company in 1992. Mr. Billig serves on the following committees:  Audit, Compensation and Nominating/Corporate Governance.  Mr. Billig’s work experiences provide in-depth knowledge and experience in sales, marketing, international operations and regulatory affairs that enhances the Board of Director’s overall qualifications.  Mr. Billig’s vast leadership skills and understanding of Titan’s core business and its relationship with international businesses contributes to the overall success and direction of the Company.

Anthony L. Soave
Mr. Soave is President, Chief Executive Officer and founder of Soave Enterprises LLC, a Detroit-based holding company that owns and operates businesses in distribution, environmental and metals recycling, as well as other diversified industries.  From 1974 to 1998, he served as President and Chief Executive Officer of Detroit-based City Management Corporation, which he founded.  Mr. Soave, who is 72 years old, became a director of the Company in 1994.  Mr. Soave serves on the following committees: Audit, Compensation and Nominating/Corporate Governance.  Mr. Soave possesses particular knowledge and experience in sales, distribution and leadership in diversified businesses that enhances the Board of Director’s overall qualifications.  Mr. Soave’s experiences in building businesses from the ground up contribute to the dynamic of Titan’s entrepreneurial spirit.  Mr. Soave’s operational and distribution background further assist with the Company’s direction.

✓  PROPOSAL #2  -  Ratification of Independent Registered Public Accounting Firm of Grant Thornton LLP

The Board of Directors recommends that stockholders vote FOR its selection of the independent registered public accounting firm, Grant Thornton LLP, to audit the consolidated financial statements of the Company and its subsidiaries for 2012.

Grant Thornton LLP has been selected by the Audit Committee to serve as the independent registered public accounting firm for the present year of 2012.  If stockholders fail to ratify the selection of Grant Thornton LLP, the Audit Committee will consider this fact when selecting an independent registered public accounting firm for the 2013 audit year.

A representative from Grant Thornton LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions of stockholders in attendance.

The Company filed its Annual Report on Form 10-K for the year ended December 31, 2011 (the “Annual Report”) with the SEC on February 23, 2012.  Effective upon such filing, PricewaterhouseCoopers LLP (PwC) completed its audit of the Company’s consolidated financial statements for the year ended December 31, 2011 and was dismissed as the Company’s independent registered public accounting firm.

The report of PwC for the year ended December 31, 2011 did not contain an adverse opinion or disclaimer of opinion nor was such report qualified or modified as to uncertainty, audit scope or accounting principles.

In connection with the audit of the Company’s financial statements for the year ended December 31, 2011, for the period January 31, 2012 through February 23, 2012, there were no disagreements between the Company and PwC on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of PwC, would have caused PwC to make reference thereto in their report. Additionally, during the year ended December 31, 2011, for the period January 31, 2012 through February 23, 2012, there have been no reportable events, as defined in Item 304(a)(1)(v) of Regulation S-K, that were discussed with the Company’s Audit Committee.

During the year ended December 31, 2011, as well as through February 23, 2012, neither the Company nor anyone acting on its behalf consulted Grant Thornton LLP regarding any of the matters described in Item 304(a)(2)(i) or Item 304(a)(2)(ii) of Regulation S-K.

✓  PROPOSAL #3  -  To Approve a Non-Binding Advisory Resolution on Executive Compensation

The Board of Directors recommends that stockholders vote FOR the approval of a non-binding advisory resolution on executive compensation.

As required by Section 14A of the Securities Exchange Act of 1934, the Company is asking stockholders to vote on a non-binding advisory basis, on a resolution approving the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the rules of the Securities and Exchange Commission (SEC), including in the “Compensation Discussion and Analysis” section and the compensation tables and narrative discussion contained in the “Compensation of Executive Officers” section of this Proxy Statement.

As described in the Compensation Discussion and Analysis section, the objectives of the Company’s compensation program are to attract and retain individuals with the necessary skills that are vital to the long-term success of Titan.  The compensation program is designed to be fair and just to both the Company and the individual.  The overall goal of the Company’s compensation policy is to maximize stockholder value by attracting, retaining and motivating the executive officers that are critical to the long-term success of the Company.  Stockholders are encouraged to review the “Compensation Discussion and Analysis” and “Compensation of Executive Officers” sections of this Proxy Statement for additional information regarding the Company’s executive compensation.

The Board of Directors is requesting the support of the Titan’s stockholders for the executive compensation as disclosed in the “Compensation Discussion and Analysis” and “Compensation of Executive Officers” sections of this Proxy Statement.  This proposal gives the Company’s stockholders the opportunity to express their views on the executive officers’ compensation.  This vote is not intended to address any specific item of compensation, but rather the overall compensation of our executive officers and the overall compensation objectives and philosophy described in this Proxy Statement.

Accordingly, the Board of Directors asks stockholders to vote FOR the following resolution at the Annual Meeting:

“The stockholders of Titan International, Inc. hereby approve the compensation of the Company’s Named Executive Officers as described in the Company’s definitive Proxy Statement for the Company’s 2012 Annual Meeting of Stockholders, including the sections entitled “Compensation Discussion and Analysis” and “Compensation of Executive Officers.”

The vote on the compensation of executive officers is advisory and not binding on the Company, the Board of Directors, or the Compensation Committee.  However, the Board of Directors and Compensation Committee will consider the outcome of this vote when making future compensation decisions for the named executive officers.

The Board of Directors has determined that the Company will hold an advisory vote on executive compensation annually.

OTHER BUSINESS

The Board of Directors does not intend to present at the Annual Meeting any business other than the items stated in the “Notice of Annual Meeting of Stockholders” and does not know of any matters to be brought before the Annual Meeting other than those referred to above.  If, however, any other matters properly come before the Annual Meeting requiring a stockholder vote, the persons designated as proxies will vote on each such matter in accordance with their best judgment.

AUDIT AND OTHER FEES

The Audit Committee of the Board of Directors engaged the independent registered public accounting firm PricewaterhouseCoopers LLP as independent accountants to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2011.  Fees paid to the independent registered public accounting firm PricewaterhouseCoopers LLP included the following:

Audit Fees  For the years ended December 31, 2011 and 2010, PricewaterhouseCoopers LLP billed the Company $760,000 and $794,000 respectively, for professional services rendered for the audit of the Company’s annual consolidated financial statements included in the Company’s Form 10-K, including fees related to the audit of internal controls in connection with the Sarbanes-Oxley Act of 2002, reviews of the quarterly financial statements included in the Company’s Form 10-Q reports and statutory audits of foreign subsidiaries.

	2011	2010
Financial statements and internal controls	$730,000	$775,000
Statutory audits of foreign subsidiaries	30,000	19,000
	$760,000	$794,000

Audit Related Fees  For the years ended December 31, 2011 and 2010, PricewaterhouseCoopers LLP billed the Company $371,000 and $280,000 respectively.

	2011	2010
Acquisitions, consultations and merger	$238,000	$147,000
Employee benefit plan compliance	133,000	133,000
	$371,000	$280,000

Tax Fees  For the years ended December 31, 2011 and 2010, PricewaterhouseCoopers LLP billed the Company $136,000 and $162,000 respectively.

	2011	2010
Tax return preparation and compliance	$136,000	$162,000

In addition to the fees detailed above, out-of-pocket and administrative fees paid to PricewaterhouseCoopers LLP totaled $168,000 and $111,000 for the years ended December 31, 2011 and 2010, respectively.

Audit Committee Pre-Approval  The services provided by the independent registered public accounting firm PricewaterhouseCoopers LLP have been pre-approved by the Audit Committee as required by and described in the Company’s Audit Charter.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors (the “Committee”) is composed of four independent non-employee directors.  The Board of Directors (“Board”) has determined that the members of the Committee satisfy the requirements of the New York Stock Exchange (“NYSE”) with respect to independence, experience and financial literacy.  Mr. Quain met the requirements of the NYSE as the “financial expert” of the Committee.  The Committee operates under a written charter adopted May 18, 2000, and amended January 20, 2004.  This charter is available on the Company’s website: www.titan-intl.com.

The Committee has met quarterly with management, internal audit and the independent registered public accounting firm, individually and together, to review and approve the financial press releases, Form 10-Q and Form 10-K reports prior to their filing and release of earnings for 2011.  The Committee has met in executive sessions and makes reports to the Board.  The Committee has been active in the Sarbanes-Oxley 404 process and met as often as necessary to ensure that the process is on-going and the Company meets the year end December 31, 2011, requirements.  Mr. Febbo has attended Sarbanes-Oxley 404 training and is a participant in the Company’s risk assessment meetings.  The Audit Committee met a total of seven times in 2011.

The Committee has completed an annual evaluation and in their opinion has met the requirements of their charter, the New York Stock Exchange and the Securities and Exchange Commission.  The Committee has reviewed the Audit Committee Charter and has found it complies with the requirements of the New York Stock Exchange.  The Audit Committee recommended that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

The Committee has selected Grant Thornton LLP (“GT”) to serve as the independent registered public accounting firm for the Company for 2012 with stockholders’ approval.  The Committee has discussed the issue of independence with GT and is satisfied that they have met the independence requirement including receipt of the written disclosures and the letter from GT as required by PCAOB Rule 3526 (Public Company Accounting Oversight Board Rule 3526, Communications with Audit Committees Concerning Independence).  The Committee has discussed with GT the matters required by SAS 61 (Codification of Statements on Auditing Standards, Communication with Audit Committees).

The Committee meets independently with the independent registered public accounting firm to discuss the accounting principles applied by management and to discuss the quality of the Company’s internal audit function.  PricewaterhouseCoopers LLP, the independent registered public accounting firm for 2011 reported to the Committee that there were no unresolved matters with management to report.  The Committee has established procedures for the receipt, retention and treatment of complaints relating to the Company.  The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in those fields, but make every effort to test the veracity of facts and accounting principles applied by management.

Members of the Audit Committee:

Albert J. Febbo, Chairman
Erwin H. Billig
Mitchell I. Quain
Anthony L. Soave

DIRECTORS CONTINUING IN OFFICE

Directors continuing in office as Class I Directors whose terms expire at the Annual Meeting of  Stockholders in 2013, are as follows:

J. Michael A. Akers
Mr. Akers is Chief Executive Officer of Titan Europe Plc., a publicly traded company on the AIM market in London, England.  Mr. Akers graduated as a mechanical engineer from the Engineering School of the University of Wales in Cardiff and later received an MBA from the University of Warwick.  Mr. Akers had a career in automotive manufacturing first with British Leyland, where he managed a number of factories in the Land Rover Group, before becoming director responsible for manufacturing of Triumph Cars in Coventry, England.  Mr. Akers is a member of the Advisory Board of Warwick Business School.  Mr. Akers, who is 68 years old, became a director of the Company in 1992.  Mr. Akers’ work experiences provide detailed knowledge and experience in international operations, engineering and design that enhances the Board of Director’s overall qualifications.  Mr. Akers’ international manufacturing knowledge will have a contributory role in future global expansion of the Company.

Maurice M. Taylor Jr.
Mr. Taylor is chairman of the Company’s Board of Directors and Chief Executive Officer.  Mr. Taylor has served as a director of Titan International, Inc. since 1990, when Titan was acquired in a management-led buyout by investors, including Mr. Taylor.  Mr. Taylor, who is 67 years old, is also a director and chairman of Titan Europe Plc.  Mr. Taylor has been in the manufacturing business for more than 30 years and has an engineering degree from Michigan Tech.  Mr. Taylor’s work experiences provide in-depth knowledge and experience in sales, manufacturing, engineering and innovation that enhances the Board of Director’s overall qualifications.  Mr. Taylor’s extensive background with the Company has given him a breadth of insight into Titan’s markets and the requirements of end users.  In 1996, Mr. Taylor ran as a Republican candidate for President of the United States, campaigning to bring sound fiscal management and business know-how to Washington.  With Mr. Taylor’s knowledge and a management style that constantly re-evaluates short-term goals, Titan is able to adapt quickly to changing conditions.

Directors continuing in office as Class II Directors whose terms expire at the Annual Meeting of Stockholders in 2014, are as follows:

Richard M. Cashin Jr.
Mr. Cashin is Managing Partner of One Equity Partners LLC, which manages multi-billion dollar investments and commitments in direct private equity transactions for JP Morgan, where he is a member of the Executive Committee.  Prior to that time, Mr. Cashin was president of Citicorp Venture Capital, Ltd., where he was employed from 1980 to 2000.  Mr. Cashin is also a trustee for the Boys Club of New York, American University in Cairo, Central Park Conservancy, Jazz at Lincoln Center, Brooklyn Museum, the National Rowing Foundation (Chairman),  TOUCH Foundation, and is co-Chairman of the New York City Investment Fund.  Mr. Cashin, who is 58 years old, became a director of the Company in 1994.  Mr. Cashin serves on following committees:  Compensation Committee (Chairman) and Nominating/Corporate Governance.  Mr. Cashin possesses particular knowledge and experience in finance, strategic planning, acquisitions and leadership of organizations that enhances the Board of Director’s overall qualifications.  Mr. Cashin’s experience with large mergers and acquisitions especially contributes to Titan’s overall long-range plan.

Albert J. Febbo
Mr. Febbo retired from GE after 30 years; 18 years in sales and marketing leadership roles in GE’s U.S. and Europe plastics business, and 12 years as a corporate officer leading the GE automotive and corporate marketing teams.  He launched and is a partner in BOOMVOTE.COM, a social networking internet business.  Mr. Febbo, who is 72 years old, became a director of the Company in 1993.  Mr. Febbo serves on the following committees: Audit (Chairman), Compensation and Nominating/Corporate Governance.  Mr. Febbo possesses particular knowledge and experience in sales, distribution, marketing and leadership in global organizations that enhances the Board of Director’s overall qualifications.  Mr. Febbo’s tenure at such a large and complex organization as General Electric affords him valuable perspective as Titan expands and changes.  Mr. Febbo’s marketing experience in the plastics and automotive industries is a major contribution to the Company’s long-range planning.

Mitchell I. Quain
Mr. Quain is a managing director of ACI Capital Corp., a private equity firm.  Previously, Mr. Quain spent four years with ABN AMRO Incorporated, most recently as Vice Chairman, and 22 years at Schroder & Co., Inc.  Mr. Quain serves as a director and board chairman of Magnetek, Inc. and is a director of Hardinge, Inc., as well as a number of private companies.  Mr. Quain, who is 60 years old, became a director of the Company in 1999.  Mr. Quain meets the qualifications of a “financial expert” as defined by the Securities and Exchange Commission and has accounting or related management expertise as required by the New York Stock Exchange listing standards.  Mr. Quain serves on the following committees: Nominating/Corporate Governance (Chairman), Audit and Compensation.  Mr. Quain possesses particular knowledge and experience in accounting, finance, capital structure and acquisitions that enhances the Board of Director’s overall qualifications.  Mr. Quain’s banking background, combined with his academic knowledge, allows him to help guide the Company in significant financial and accounting matters.

COMPENSATION OF DIRECTORS

The Company can use the combination of cash and stock based incentive compensation to attract and retain qualified directors to serve on the Board.  In setting director compensation, the Company considers the amount of time and skill level required by the directors in fulfilling their duties to the Company.

Each Company director, with the exception of Mr. Taylor, receives an annual director fee of $50,000 dollars.  In lieu of this annual director fee, under the Titan International, Inc. 2005 Equity Incentive Plan, each non-employee director of the Company may receive a non-discretionary grant of stock options for 10,000 shares of the Company’s common stock at the conclusion of each annual meeting of stockholders at which such director is elected, re-elected or continuing in office.  Such options will vest and become exercisable immediately and expire 10 years from the date of the grant.

The Audit Committee Chairman receives an additional $15,000 annual cash payment while each Chairman of the Compensation Committee and the Nominating/Corporate Governance Committee receives an additional $10,000 annual cash payment for this position.  The Financial Expert receives an additional $5,000 annual cash payment for this role.  The Company pays each director, with the exception of Mr. Taylor, a fee of $500 dollars for each Board of Director (“Board”) or committee meeting attended.  Titan also reimburses out-of-pocket expenses related to the directors’ attendance at such meetings.

Annual Director Fee	Audit Committee Chairman Fee	Other Committee Chairman Fee	Financial Expert Fee	Meeting Fee
$50,000	$15,000	$10,000	$5,000	$500

The Company pays Mr. Billig, the Vice Chairman of the Board, an annual fee of $100,000 to carry out his responsibilities, which include operational matters, as well as corporate development initiatives.  The Company does not have any other consulting contracts or arrangements with any of its directors.  The Company’s directors are not subject to minimum Titan common stock ownership requirements.  However, at December 31, 2011, the directors owned approximately 5.2% of the Company’s common stock.

DIRECTOR COMPENSATION TABLE FOR 2011
Name of Director	Fees Earned or Paid in Cash	Stock Awards	Option Awards (a)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
J. Michael A. Akers	$1,500	$ ─	$165,263	$ ─	$ ─	$ ─	$166,763
Erwin H. Billig (b)	156,000	─	─	─	─	─	156,000
Richard M. Cashin Jr.	11,500	─	165,263	─	─	─	176,763
Albert J. Febbo	70,500	─	─	─	─	─	70,500
Mitchell I. Quain	21,000	─	165,263	─	─	─	186,263
Anthony L. Soave	6,000	─	165,263	─	─	─	171,263
Maurice M. Taylor Jr. (c)	─	─	─	─	─	─	─

(a)
The amounts included in the “Option Awards” columns represent the grant date fair value of stock option awards determined in accordance with Accounting Standards Codification (“ASC”) 718 Compensation – Stock Compensation.

(b)
The Company pays Mr. Billig, the Vice Chairman of the Board, an annual fee of $100,000 to carry out his responsibilities, which include operational matters, as well as corporate development initiatives.

(c)
See Summary Compensation Table for disclosure related to Maurice M. Taylor Jr. who is also the Chief Executive Officer of the Company.  Mr. Taylor receives no director or meeting fees for his service on the Board.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

The following table summarizes the current membership of each committee and the number of meetings held by each committee during 2011:

Name of Director	Board of Directors	Audit Committee	Compensation Committee	Nominating/Corporate Governance Committee
J. Michael A. Akers	X	─	─	─
Erwin H. Billig	X	X	X	X
Richard M. Cashin Jr.	X	─	Chair	X
Albert J. Febbo	X	Chair	X	X
Mitchell I. Quain	X	X	X	Chair
Anthony L. Soave	X	X	X	X
Maurice M. Taylor Jr.	Chair	─	─	─

2011 Meetings	5	7	3	2

X - denotes committee member                                                      Chair - denotes committee Chairman                                                                           ─ denotes not a member

Board of Directors

The Board of Directors, which met five times in 2011, has established the following committees of the Board:

Audit Committee consisting of Messrs. Billig, Febbo, Quain and Soave;

Compensation Committee consisting of Messrs. Billig, Cashin, Febbo, Quain and Soave;

Nominating/Corporate Governance Committee consisting of Messrs. Billig, Cashin, Febbo, Quain and Soave.

The Board of Directors approves nominees for election as directors.  All directors attended 75% or more of the aggregate number of meetings of the Board and applicable committees, with the exception of Mr. Cashin who attended six of the ten applicable meetings.  The Board and Committee meetings are presided over by their Chairman.  If the Chairman is unavailable, the directors present appoint a temporary presiding chairman to preside at the meeting.

Audit Committee
The Audit Committee, which met seven times in 2011, retains the independent registered public accounting firm to perform audit and non-audit services, reviews the scope and results of such services, consults with the internal audit staff, reviews with management and the independent registered public accounting firm any recommendations of the auditors regarding changes and improvements in the Company’s accounting procedures and controls and management’s response thereto, and reports to the Board.  The Audit Committee meets with the independent registered public accounting firm with and without management present.  Mr. Quain meets the qualifications of a “financial expert” as defined by the Securities and Exchange Commission and has accounting or related management expertise as required by the New York Stock Exchange listing standards.

Compensation Committee
The Compensation Committee, which met three times in 2011, provides oversight of all executive compensation and benefit programs.  The committee reviews and approves corporate goals and makes recommendations accordingly to the Board regarding the salaries and all other forms of compensation of the Company’s executive officers.

Governance Committee
The Nominating/Corporate Governance Committee met two times in 2011, and provides guidance and assistance to the Board of Directors in discharging the duties and responsibilities related to corporate governance principles and practices of the Board and the Company.  The committee is responsible for identifying, screening and nominating candidates to serve as directors of the Company.

BOARD LEARDERSHIP STRUCTURE

The Company’s Board of Directors is currently comprised of six non-employee directors and one employee director.  Mr. Taylor has served as Chairman of the Board and Chief Executive Officer from 2005, and has been a member of the Board since 1993, when Titan became a public company.  In 2005, the Board designated Mr. Billig as Vice Chairman.  The Company believes that the number of independent, experienced directors that make up the Board, along with the independent oversight of our Vice Chairman, benefits Titan and its stockholders.

The Company recognizes that different board leadership structures may be appropriate for companies in other situations, and believes that no one structure is suitable for all companies.  Titan believes the current Board leadership structure is optimal because it demonstrates to Company customers, employees, suppliers and stockholders that Titan has unified leadership, with the same individual establishing the tone and overall responsibility for managing the Company’s operations.  Having a single leader as both the CEO and the Chairman of the Board eliminates the potential for confusion or duplication of efforts, and provides clear leadership for the Company.  The Company’s Board of Directors believes Titan is currently well-served by this leadership structure.

Because the positions of Chairman of the Board and Chief Executive Officer are held by the same individual, the Board believes it is appropriate for a non-employee Director to serve as Vice Chairman.  The Company’s Vice Chairman, Mr. Billig: (i) assists with operational matters; (ii) assists with corporate development initiatives; (iii) coordinates with the Chairman of the Board and Chief Executive Officer in establishing agendas and topic items for Board meetings; and (iv) performs such other functions as the Company’s Board of Directors may designate from time to time.

The Company’s Board of Directors conducts an annual evaluation in order to determine whether it and its committees are functioning effectively.  As part of this annual self-evaluation, the Board evaluates whether the current leadership structure continues to be advantageous for Titan and its stockholders.

Risk Oversight
The Company’s Board is responsible for overseeing Titan’s risk management process.  The Board focuses on Titan’s general risk management strategy and the most significant risks facing Titan, and ensures that appropriate risk mitigation strategies are implemented by management.  The Board is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters.

The Board has delegated to the Audit Committee Chairman oversight of Titan’s risk management process.  The Audit Committee Chairman reviews with management (i) policies with respect to risk assessment and management of risks that may be material to the Company, (ii) Titan’s system of disclosure controls and system of internal controls over financial reporting, and (iii) Titan’s compliance with legal and regulatory requirements.  The Company’s other Board committees also consider and address risk as they perform their respective committee responsibilities.  Committees report to the full Board as appropriate, including when a matter rises to the level of a material risk.

Titan’s management is responsible for day-to-day risk management.  The Company’s Internal Audit team serves as the primary monitoring and testing function for company-wide policies and procedures, and manages the day-to-day oversight of the risk management strategy for ongoing business.  This oversight includes identifying, evaluating and addressing potential risks that may exist at the company, strategic, financial, operational, and compliance and reporting levels.

The Company’s Board of Directors believes the risk management responsibilities detailed above are an effective approach for addressing the risks facing the Company at this time.

Risk Relating to Employee Compensation Policies and Practices
The Company’s Board of Directors believes that any risk relating to compensation policies and practices for Titan employees is not reasonably likely to have a material adverse effect on the Company at this time.

In examining risk relating to employee compensation policies and practices, the Company considered the following factors:

•	The Company is an industrial manufacturer; in the Company’s opinion this business does not lend itself to or incentivize significant risk taking by Company employees.

•
The compensation practices for the Company’s non-bargaining employees and management have been established over several decades; in the Company’s opinion these practices have not promoted significant risk taking.

•	The Company does not have a history of material changes in compensation that would have a material adverse effect on the Company related to risk management practices and risk-taking incentives.

BOARD DIVERSITY PROCESS

The Company is required to disclose whether the Board considers diversity in identifying nominees for director.  The Nominating/Corporate Governance Committee and other members of the Board identify candidates for consideration by the Nominating/Corporate Governance Committee.  The Nominating/Corporate Governance Committee evaluates candidates based on the qualifications for director described in its charter.  These qualifications include, among other things, integrity, business experience, stature in their field of endeavor, diversity of perspective, ability to reach thoughtful, independent and logical judgments on difficult and complex issues, and whether the candidate meets the independence standards of the Securities and Exchange Commission and the New York Stock Exchange.  The Nominating/Corporate Governance Committee then presents qualified candidates to the full Board of Directors for consideration and selection.  The Company does not have a formal written diversity policy; however, the Company’s Corporate Governance policies take diversity into account when directors are selected, which the Board has determined is an effective procedure for Titan at this time.

Involvement in Legal Proceedings
The Company is not aware of any director or executive officer of the Company that was involved in material legal proceedings requiring disclosure under Item 401(f) of Regulation S-K that are material to an evaluation of the ability or integrity of any director or executive officer.

 COMPENSATION DISCUSSION AND ANALYSIS

Introduction
Titan International, Inc. and its subsidiaries (“Titan” or the “Company”) hold the unique position in North America of manufacturing both wheels and tires for its target markets.  As a leading manufacturer in the off-highway industry, Titan produces a broad range of specialty products to meet the specifications of original equipment manufacturers and aftermarket customers in the agricultural, earthmoving/construction and consumer markets.  Titan’s earthmoving/construction market includes wheels and tires supplied to the mining industry, while the consumer market includes bias truck tires in Latin America, products for all-terrain vehicles and recreational/utility trailers.

As one of the few companies dedicated to off-highway wheel and tire products, Titan’s engineering and manufacturing resources are focused on designing quality products that address the needs of our end-users.  Titan’s team of experienced engineers continually works on new and improved engineered products that evolve with today’s applications for the off-highway wheel and tire markets.  Additional information is available at the Company’s website:  www.titan-intl.com.

Overview

The Compensation Committee (the “Committee”) is empowered to review and approve the annual compensation package for the Company’s executive officers, currently a total of four individuals.  The four executive officers are as follows:
Executive officer position	Officer name
Chairman and Chief Executive Officer	Maurice M. Taylor Jr.
Chief Financial Officer	Paul G. Reitz
Executive Vice President of Corporate Development	Kent W. Hackamack
Vice President, Secretary and General Counsel	Cheri T. Holley

Objective
The objectives of the Company’s compensation program are to attract and retain individuals with the necessary skills that are vital to the long-term success of Titan.  To achieve these objectives the compensation program is designed to be fair and just to both the Company and the individual.  Consideration is given to the individual’s overall responsibilities, qualifications, experience and job performance.

The Committee sets all compensation with regard to the Chief Executive Officer (“CEO”) of the Company.  For the other executive officers of Titan, the CEO provides his compensation recommendation for these individuals to the Committee, who reviews and makes any changes as the Committee deems appropriate.

Philosophy
The overall goal of the Company’s compensation policy is to maximize stockholder value by attracting, retaining and motivating the executive officers that are critical to its long-term success.  The Compensation Committee believes that executive compensation should be designed to promote the long-term economic goals of the Company.  Accordingly, an important component of the Committee’s compensation philosophy is to align the financial interests of the Company’s executive officers with those of the Company’s stockholders.  To that end, the Committee has determined that the compensation package for executive officers shall consist of the following components:

•	Base salaries to reflect responsibility, experience, tenure and performance of executive officers;

•	Bonus awards, when applicable, to reward performance for strategic business objectives;

•	Long-term incentive compensation, when applicable, to emphasize business objectives; and

•	Other benefits as deemed appropriate to be competitive in the market place.

The Committee’s intent has been that executive base salaries, bonus awards and long-term incentive opportunities are aligned with manufacturing industrial companies that have similarities with the Company for comparable positions, based on available public data.

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Philosophy (continued)
In addition to reviewing the compensation of executive officers against the competitive market, the Committee also considers recommendations from the Company’s Chief Executive Officer regarding the total compensation for the other three executive officers.  The Committee also considered the historical compensation of each executive officer, from both a base salary and total compensation package perspective, in setting the 2011 compensation for the executives.

Compensation Committee Charter
The Committee has a charter to assist in carrying out its responsibilities.  The Committee reviews the charter and the guidelines contained therein on an annual basis and makes any modifications as it deems necessary.  The Compensation Committee Charter is available on our website at www.titan-intl.com.

Formulas and Matrices
The Committee recognizes other companies may use different types of calculations and matrices to numerically decide what a compensation package should contain.  However, the Committee believes any package that uses such formulas and matrices would not be a complete representation of Titan’s performance.  The Committee’s members  use their extensive business experience and judgment including reviewing competitive compensation information obtained from public information to evaluate and determine the Company’s executive compensation packages.

Using this process the Committee can change or adjust the compensation package rather than using exact and published formulas that would not allow for modification.  If the Committee had used a formula driven compensation package, it may have provided bonuses and stock options in prior years where they may not have been appropriate.  Using the Committee’s philosophy, no bonuses or stock options were awarded during certain of those years.

The Committee’s philosophy of evaluating the overall Company performance, not just using numeric measurement criteria, allows the Committee greater flexibility in carrying out its duties.  The Committee has the ability to adjust compensation packages quickly and believes this flexibility is a necessity given the rapidly changing global environment in which the Company operates.  The Committee feels it is in the best interest of the stockholders to retain the current executive officers.  The executive compensation packages approved by the Committee’s members using their business judgment are considered fair to the Company and the individuals, thus retaining the executives and their talent for the Company.

Compensation Consultants Not Utilized by Committee
The Company’s Compensation Committee uses no compensation consultants for its evaluation of the executive officers’ or directors’ compensation packages.  However, the Committee did utilize Equilar, a market leader for benchmarking executive compensation that compared each named executive officer to a selected peer group for base salary and total compensation.  Equilar is used by companies to obtain competitive compensation information from public proxy data as a resource for referencing executive compensation to aid the Compensation Committee with its compensation program.

Equilar Benchmarking for Comparison Purposes Only
Equilar is a market leader for benchmarking executive compensation that compares each named executive officer to a selected peer group for base salary and total compensation.  As Titan is a manufacturer in the off-highway industry, Equilar obtained public compensation information relating to twenty public companies in the manufacturing and industrial businesses which include the following:

Applied Industrial Technologies Inc	Foster L B Co	Lindsay Corp	Nordson Corp
Briggs & Stratton Corp	Gardner Denver Inc	LKQ Corp	Robbins & Myers Inc
Columbus McKinnon Corp	Graco Inc	Materion Corp	Stoneridge Inc
EnPro Industries, Inc.	Haynes International Inc	MSC Industrial Direct Co Inc	Valmont Industries Inc
Federal Signal Corp	Joy Global Inc	Myers Industries Inc	Woodward, Inc

Equilar was used by the Company to obtain competitive compensation information from public proxy data as a resource for the Compensation Committee as a reference tool for comparison purposes only regarding Titan’s executive officers’ compensation.

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Compensation Committee Background
The Company’s Compensation Committee is made up of Mr. Richard Cashin, Mr. Erwin Billig, Mr. Albert Febbo, Mr. Mitchell Quain and Mr. Anthony Soave.  Mr. Cashin is the Chairman and manages multi-billion dollar investments and commitments in direct private equity transactions for JP Morgan, where he is a member of the Executive Committee.  Mr. Billig was formerly the president and Chief Operating Officer of Masco Tech, Inc.  Mr. Febbo was formerly the Vice President of Sales and Marketing for General Electric.  Mr. Quain has a long history in the financial markets.  Mr. Soave runs multi-million dollar businesses.  The Committee members are continually communicating with others in their own marketplaces to compare salaries.  They review our competitors to see what is being paid to other executives in like fields.  They will normally ask the CEO for his feedback.

The Compensation Committee takes into account whether or not stock options are given as part of the executives’ performance.  The Committee awarded stock options in 2011 and 2010.  The Committee consults with other members of the Board of Directors regarding what is going on in their markets relating to compensation.  Boards may hire consultants due to the fact they may not have the knowledge or experience of compensation practices of comparable companies.  Our seven member Board has five members that have extensive manufacturing experience and two members that have extensive global financial market experience.  The Compensation Committee looks at competitors, checks what the markets are doing, and discuss among themselves both individual performance as well as the Company performance when making salary adjustments and bonus awards.

Salary Level Considerations
Salary levels of the Company executives are reviewed and may be adjusted annually by the Compensation Committee.  In determining appropriate salaries, the Committee considers: (i) the CEO’s recommendations as to compensation for all other executive officers; (ii) the scope of responsibility, experience, time, position and individual performance of each executive officer, including the CEO; and (iii) compensation levels of other executives based on the Committee members’ own business experience and judgment as well as annual salary surveys, etc.  The Compensation Committee members sit on other boards of directors and receive information such as annual salary surveys from different markets as well as the manufacturing industry.  The Committee considers the Company’s competitors’ compensation, which comes from their public filings.  The Committee’s analysis is a subjective process, which utilizes no specific weights or formulas in determining executives’ base salaries but includes a discussion with management of all of the factors as required by Item 402(b) of Regulation S-K as well as all the other information discussed above.

Salary adjustments for Mr. Reitz, Mr. Hackamack, and Ms. Holley can be based on the CEO’s recommendation to the Committee that their job performance may warrant a salary increase for each.  The CEO will discuss the executives’ job performance with the Committee and answer any questions that they may have regarding the recommendation.  The Committee will consider the recommendation of the CEO as well as their personal interactions with each of the executives.

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Salary Level Considerations (continued)

The Compensation Committee has four executive officers and is looking at performance, annual surveys, the industry, competitors, etc.  The Compensation Committee has four of the same members as the Audit Committee and Nominating/Corporate Governance Committee, which fosters good communication between the committees and the executives.  The Committee receives information from each of the executives, which allows them to judge their individual performance as well as the Company’s performance through their interaction with the executives.

Base Salary
Base salary is determined by evaluating the responsibilities of the executive position held, the individual’s past experience, current performance and competitive marketplace conditions for executive talent.  None of these items are weighted more than another.  Salary levels are typically considered on an annual basis and there are no set merit increases in any given year.  Based on a discussion of the above items, the executive salaries were approved by the Committee for the years of 2010, 2011 and 2012 are detailed below.

	Year	M. Taylor	P. Reitz	K. Hackamack	C. Holley
Base Salary	2010	$750,000	$225,000	$275,000	$275,000
Base Salary	2011	800,000	250,000	290,000	290,000
Base Salary	2012	1,000,000	300,000	290,000	290,000

Benchmarking Executive Base Salary
Based on public compensation information obtained by Equilar, and for comparison purposes only, regarding 2011 base salary, Mr. Taylor’s base salary is approximately at the 75th percentile, Mr. Reitz’s salary is approximately at the 10th percentile, Mr. Hackamack’s base salary is approximately at the 65th percentile, and Ms. Holley’s base salary is approximately at the 10th percentile.  The 50th percentile represents the median of salaries in the range.  Higher percentiles (ie, 75th) represent higher salaries, while lower percentiles (ie, 25th) represent lower salaries.

Bonus
In addition to a base salary, each executive officer is eligible for a bonus.  The Committee has no set bonus amount and does not use pre-established plan or formula for determining the amount.  The Committee will determine the CEO’s bonus, if any, taking into account the CEO’s total compensation package along with the Company’s performance related to financial and non-financial information.  The CEO provides his recommendations regarding the other executive officers’ annual cash bonuses to the Committee, which then reviews and makes any changes they may deem appropriate.  The executive discretionary cash bonuses approved by the Committee for 2011 are listed under the “Summary Compensation Table” and detailed below.

Bonus	M. Taylor	P. Reitz	K. Hackamack	C. Holley
	$2,000,000	$200,000	$100,000	$100,000

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Cash Bonus (continued)
Mr. Taylor was awarded a bonus in the fourth quarter of 2011 of $2,000,000.  Of this amount, nothing was paid in the fourth quarter of 2011.  The total $2,000,000 is to be paid at Mr. Taylor’s advisement.  Mr. Taylor’s bonus was based on the financial results in 2011 and the successful purchase of the Goodyear Tire & Rubber Company’s Latin American farm tire business.  Neither of these items were weighted more than another, they were taken in their entirety.

Mr. Reitz, Mr. Hackamack and Ms. Holley’s bonus paid in the fourth quarter of 2011 was based on the Compensation Committee’s decision with input from Mr. Taylor.  The Compensation Committee considered the roles these executives played in the 2011 financial results and the Goodyear Latin American farm tire purchase.  After considering the objectives above, the Compensation Committee awarded Mr. Hackamack and Ms. Holley a bonus of $100,000 each and Mr. Reitz was awarded $200,000.

Stock Options

The Committee during 2011 granted stock options to three of the four executive officers.  The options granted have an exercise price of $21.59 and vest over a three year period.  The options granted were as follows:

Stock Options	M. Taylor	P. Reitz	K. Hackamack	C. Holley
Granted in 2011	None	20,000	7,500	10,000

Stock Awards

The Committee during 2011 granted no stock awards to the executive officers.  The Committee currently does not anticipate utilizing stock awards at this time.

Stock Awards	M. Taylor	P. Reitz	K. Hackamack	C. Holley
Granted in 2011	None	None	None	None

Nonqualified Deferred Compensation
The Company does not have a nonqualified deferred compensation plan.  The Committee currently does not anticipate establishing such a plan.

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Benchmarking Executive Total Compensation
Based on public compensation information obtained by Equilar, and for comparison purposes only, regarding total 2011 compensation, Mr. Taylor’s total compensation is approximately at the 45th percentile, Mr. Reitz’s total compensation is approximately at the 20th percentile, Mr. Hackamack’s total compensation is approximately at the 15th percentile, and Ms. Holley’s total compensation is approximately at the 10th percentile.  The 50th percentile represents the median of total compensation in the range.  Higher percentiles (ie, 75th) represent higher total compensation, while lower percentiles (ie, 25th) represent lower total compensation.

Employment Agreements
At December 31, 2011, the Company had outstanding employment agreements with each of the executive officers of the Company selected by the Board of Directors.  Mr. Taylor, Mr. Reitz, Mr. Hackamack and Ms. Holley are each a party to such an agreement.  These agreements provide that the individuals will not receive any separation benefits if they voluntarily leave the Company.  In the event the Company proceeds with commencement of steps to affect a Change of Control (defined generally as an acquisition of 20% or more of the outstanding voting shares), these agreements allow for the executive to elect the Change of Control provision.

In the event of a termination of the individual’s employment within 60 days after the Change of Control, the executive is entitled to receive for the remaining term of the agreement, which expires in April 2014 for Mr. Taylor, January 2014 for Mr. Reitz and April 2013 for Mr. Hackamack and Ms. Holley, the executive’s compensation.  Mr. Taylor, Mr. Hackamack and Ms. Holley would also be entitled to the employment agreement obligation regarding retirement, continuation of health and other benefits.

The Company’s employment agreements for Mr. Taylor, Mr. Hackamack and Ms. Holley state that in the event the executive retires, the executive is entitled to receive medical, dental, life, and any other benefits that are supplied by the Company.  This is an employment obligation that survives the agreement.  The executive will pay the amount that is currently being paid by other executives.  For example, if an executive pays $150 a month for these benefit coverages, then the retired executive would pay $150 for the benefit coverages.  The benefits will change if the Company changes the benefits it provides its current executives.

The employment agreements for Mr. Taylor, Mr. Hackamack and Ms. Holley state that in the event the executive retires, the executive is entitled to receive total payments calculated at this time to be approximately $7.3 million for Mr. Taylor, approximately $3.7 million for Mr. Hackamack, and approximately $3.0 million for Ms. Holley.  The timing of the payments are elected by the executive.

CEO Employment Agreement
The Company is working on several major business opportunities of which the CEO, Mr. Taylor, plays an integral part.  In the Board and Committee’s business judgment, to lose this individual at this time would severely hamper, if not eliminate, many of these business opportunities.  At December 31, 2011, the CEO employment agreement expiration was April 2012.  In February of 2012, the agreement was extended through April 2014.

CEO Special Performance Cash Award  The CEO is entitled to a special performance cash award per the original employment agreement which was entered into in 2006.  Per the original agreement, if the common stock price had increased above $15.24 per share, the difference above $15.24 per share, if any, would be multiplied by one million two hundred fifty thousand and paid to the CEO as he instructs over the four years following the employment agreement expiration date.

COMPENSATION DISCUSSION AND ANALYSIS (continued)

In December 2010, the CEO’s employment agreement was amended and the special performance cash award was extended and amended.  The amendment increased the strike price of the award.  After the amendment, if the common stock price increases above $15.75 per share, the difference above $15.75 per share, if any, would be multiplied by one million two hundred fifty thousand and paid to the CEO as he instructs or over the four years following the employment agreement expiration date.  Based on the December 31, 2011, stock price of $19.46, this amount is calculated at $4.6 million.

CEO Employment Agreement Obligations Under the CEO’s employment agreement, the Company will provide an employment agreement obligation to Mr. Taylor upon retirement per the employment agreement.  The amount of the employment agreement obligation, if any, to be paid out will be at such time the CEO elects his contractual rights regarding retirement under his employment agreement.  If or when the employment agreement obligation were to become applicable, the calculated value at December 31, 2011, would be approximately $7.3 million.  The employment agreement obligation calculated value was actuarially determined using (i) the RP2000 Mortality table for life expectancy; (ii) a discount rate of 4.25%; and (iii) based upon a monthly benefit negotiated between the Committee and the executive of approximately $53,333 for Mr. Taylor.

Other Executive Officers’ Employment Agreements
The Committee also wanted to ensure the continued services of the current executive officers other than Mr. Taylor and therefore has employment agreements with: (i) Mr. Hackamack, who holds the position of Executive Vice President of Corporate Development, and (ii) Ms. Holley, who holds the position of Vice President, Secretary and General Counsel.  In October 2008, Mr. Hackamack and Ms. Holley agreed to an employment agreement extension to April 2013.

Other Executive Officers Employment Agreement Obligations Under the other executive officers’ employment agreements, the Company will provide for employment agreement obligations and make payments to Mr. Hackamack and Ms. Holley that are due upon retirement or termination.  The amount of the employment agreement obligation and payments to be paid out will be determined at such time Mr. Hackamack and Ms. Holley elect their contractual rights regarding retirement or termination under their employment agreements.  If or when the employment agreement obligation were to become applicable, the calculated value at December 31, 2011, for Mr. Hackamack would be approximately $3.7 million and for Ms. Holley would be approximately $3.0 million.  The employment agreement obligation calculated values were actuarially determined using (i) the RP2000 Mortality table for life expectancy; (ii) a discount rate of 4.5% for Mr. Hackamack and 4.25% for Ms. Holley; and (iii) based upon a monthly benefit negotiated between the Committee and the executive of approximately $19,333 for Mr. Hackamack and approximately $19,333 for Ms. Holley.

CFO Employment Agreement
Mr. Reitz joined the Company in July 2010 as CFO.  In 2011, Mr. Reitz entered into a three year employment agreement with the Company which was effective January 2011.   This agreement provides that Mr. Reitz will not receive any separation benefits if he voluntarily leaves the Company.  In the event the Company proceeds with commencement of steps to affect a Change of Control (defined generally as an acquisition of 20% or more of the outstanding voting shares), this agreement allows for the executive to receive the remaining amount of money due him on this agreement.

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Potential Payments on Change of Control
The following amounts reflect the amount of compensation to each of the named executive officers of the Company in the event of a change of control as of December 31, 2011.  The CEO’s special performance cash award assumes the December 31, 2011, year-end $19.46 share price.  The final amounts to be paid out can only be determined at the time of such a change of control and when the individuals elect contractual rights under their respective employment agreements.  The Company’s executive officers would receive cash compensation and employment agreement obligations per the respective agreements for the (i) Chairman and Chief Executive Officer (Mr. Taylor); (ii) Chief Financial Officer (Mr. Reitz); (iii) Executive Vice President of Corporate Development (Mr. Hackamack); and (iv) Vice President, Secretary and General Counsel (Ms. Holley).

Change of Control Summary
The reason for the Change of Control provision is if the Company is purchased there is a good chance that the current executives would be terminated immediately upon the change of control.  The definition of change of control in each of the employment agreements is set forth below.  The election of the executive to terminate the agreement and receive change of control benefits is to compensate the executive, as the new company may not continue the executive’s employment.  The change of control payments at the election of the executive may be taken in a lump sum or payments may be issued over several years.

Change of Control Definition
For the purpose of the executives’ employment agreements, a “change of control of the company” means:

(i)
any Person or two or more Persons acting in concert shall have acquired after the date hereof beneficial ownership (within the meaning of Rule13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly of securities of the Company (or other securities convertible into such securities) representing 20% or more of the combined voting power of securities of the company entitled to vote in the election of directors; or

(ii)
any Person or two or more Persons acting in concert shall have acquired after the date hereof by contract or otherwise, or shall have entered into a contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of control over securities of the company (or other securities convertible into such securities) representing 20% or more of the combined voting power of all securities of the company entitled to vote in the election of directors; or

(iii)
consummation of any merger or consolidation with respect to which the Company or any Parent is a constituent corporation (other than a transaction for the purpose of changing the Company’s corporate domicile) any liquidation or dissolution of the Company or any sale of substantially all of the assets of Company to another corporation.

If the executive terminates this agreement because of a change of control of the Company, Titan and/or its successor shall pay the executive 100% of his or her Base Salary or Adjusted Base Salary for the remaining employment term and to provide fully vested supplemental retirement benefits to the executive.

The potential payments in the event of a change in control as of December 31, 2011, are as follows:

Description	Mr. Taylor	Mr. Reitz	Mr. Hackamack	Ms. Holley
Cash compensation (see additional table)	$2,448,710	$611,538	$408,980	$408,980
CEO special performance cash award	4,637,500	n/a	n/a	n/a
Employment agreement obligations due in retirement/termination	7,306,570	n/a	3,866,422	3,065,099
Total	$14,392,780	$611,538	$4,275,402	$3,474,079

n/a = not applicable

COMPENSATION DISCUSSION AND ANALYSIS (continued)

The cash compensation values were based on the executive’s salary as if the change of control happened on December 31, 2011.  The table below details the Company’s executive’s cash compensation payments that would be due in the event of a change of control:

Cash compensation due in the event of change of control	Mr. Taylor	Mr. Reitz	Mr. Hackamack	Ms. Holley
Salary 2012	$1,000,000	$300,000	$290,000	$290,000
Salary 2013 (January to April) *	─	─	96,672	96,672
Salary 2013	1,000,000	300,000	─	─
Salary 2014 (January to April) **	333,324	─	─	─
Vacation	115,386	11,538	22,308	22,308
Cash compensation	$2,448,710	$611,538	$408,980	$408,980

*     Mr. Hackamack’s and Ms. Holley’s employment agreements expire April 2013
**	Mr. Taylor’s employment agreement expires April 2014

In 2011, the Compensation Committee approved new executive salary amounts for Mr. Taylor and Mr. Reitz which were effective January 1, 2012.  The salary amounts in the table above are based on these newly approved salary levels.  Also, in February 2012, Mr. Taylor’s employment agreement was extended through February 2014.  The table above includes the effect of this extension.

Retirement or Voluntary/Involuntary Termination of Employment

If an executive officer retires or voluntarily/involuntarily terminates employment with the Company without a change of control, the executive would receive compensation payments for any unused vacation.  The CEO and certain executive officers would be entitled to their contractual payments upon electing retirement or termination if that event becomes applicable.

Certain executives at their sole discretion may elect to retire at the age of 60 and receive the Normal Supplemental Retirement Benefit.  The value of the payments the executives would receive under the Normal Supplemental Retirement Benefit was calculated as of December 31, 2011, to be $7.3 million for Mr. Taylor, $3.7 million for Mr. Hackamack and $3.0 million for Ms. Holley.  These amounts are determined by an outside actuary.  The election by the executive is that he or she can retire at 60 or continue to work until the end of their contract.

If certain executives elect to retire prior to the age of 60, he or she would be entitled, at his or her election, to receive an Early Supplemental Retirement Benefit.  The Early Supplemental Retirement Benefit would be equal to the actuarial equivalent of the Normal Supplemental Retirement Benefit Payments as determined at the time of such election.  Currently, Mr. Hackamack is the only executive that could make such an election of Early Supplemental Retirement Benefit.  Mr. Hackamack’s obligation was calculated as if he retired with the election of the early supplemental retirement benefit or on a termination basis.

The payments due on retirement or voluntary/involuntary termination of employment are as follows:

Description	Mr. Taylor	Mr. Reitz	Mr. Hackamack	Ms. Holley
Cash compensation (Vacation)	$115,386	$11,538	$22,308	$22,308
CEO special performance cash award	4,637,500	n/a	n/a	n/a
Employment agreement obligations due in retirement/termination	7,306,570	23,904	3,866,422	3,065,099
Cash compensation	$12,059,456	$35,442	$3,888,730	$3,087,407

n/a = not applicable

Conclusion
The Committee has reviewed the executive officer compensation packages of the:  (i) Chairman and Chief Executive Officer, (ii) Chief Financial Officer, (iii) Executive Vice President of Corporate Development, and (iv) Vice President, Secretary and General Counsel.  Based on this review, the Committee finds these compensation packages, in the aggregate, to be fair and reasonable to the Company.

COMPENSATION OF EXECUTIVE OFFICERS

The following tables will summarize the compensation for all of the Company’s named executive officers, a total of four individuals, as follows:  (i) Chairman and Chief Executive Officer (Mr. Taylor), (ii) Chief Financial Officer (Mr. Reitz), (iii) Executive Vice President of Corporate Development (Mr. Hackamack), and (iv) Vice President, Secretary and General Counsel (Ms. Holley).

SUMMARY COMPENSATION TABLE

The 2011, 2010 and 2009 compensation for all four of the Company’s named executive officers was as follows:

Name and Principal Position as of December 31, 2011	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation Earnings	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other (a) Compensation	Total
Maurice M. Taylor Jr.	2011	$800,000	$2,000,000	$ ─	$ ─	$ ─	$ ─	$49,829	$2,849,829
Chief Executive Officer	2010	712,500	1,250,000	─	─	─	─	46,944	2,009,444
and Chairman (b) (c)	2009	693,750	1,125,000	─	─	─	─	46,944	1,865,694

Paul G. Reitz (d)	2011	$250,000	$200,000	$ ─	$260,319	$ ─	$ ─	$12,227	$722,546
Chief Financial Officer	2010	106,587	100,000	─	62,385	─	─	0	268,972

Kent W. Hackamack (e)	2011	$290,000	$100,000	$ ─	$97,620	$ ─	$ ─	$16,731	$504,351
Executive VP of	2010	270,417	100,000	─	152,492	─	─	15,865	538,774
Corporate Development	2009	268,125	100,000	─	─	─	─	15,865	383,990

Cheri T. Holley	2011	$290,000	$100,000	$ ─	$130,159	$ ─	$ ─	$20,406	$540,565
Vice President, Secretary	2010	270,417	100,000	─	152,492	─	─	19,540	542,449
and General Counsel (c)	2009	268,125	100,000	─	─	─	─	19,540	387,665

(a)
All other compensation represents unused vacation payouts and 401(k) matching contributions as follows: Mr. Taylor, $46,154 in unused vacation and $3,675 in 401(k) match; Mr. Reitz, $9,615 in unused vacation and $2,662 in 401(k) match; Mr. Hackamack, $16,731 in unused vacation; and Ms. Holley, $16,731 in unused vacation and $3,675 in 401(k) match.  The named executive officers are eligible to participate in the 401(k) plan offered to Titan’s non-bargaining employees which is the plan they have been eligible to participate in from the start of their employment with the Company.

(b)
Per the CEO’s amended employment agreement, the CEO would be awarded a special performance cash award if the common stock price increases above $15.75 per share.  The difference above $15.75 per share, if any, would be multiplied by one million two hundred fifty thousand and paid to the CEO as he instructs or over the four years following the employment agreement expiration date.  Based on the December 31, 2011, stock price of $19.46, this amount is calculated at $4.6 million.

(c)	The Chief Executive Officer and Secretary are brother and sister.

(d)	Mr. Reitz joined the Company in July 2010 as Chief Financial Officer.

(e)	Mr. Hackamack was named Executive Vice President of Corporate Development in July 2010. Mr. Hackamack was Vice President of Finance and Treasurer prior to July 2010.

GRANTS OF PLAN-BASED AWARDS

The 2011 grants of plan-based awards for all four of the Company’s named executive officers were as follows:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards:	All Other Option Awards:	Exercise	Grant Date Fair Value
Name	Grant Date	Thresh-old	Target	Maxi-mum	Thresh-old	Target	Maxi-mum	Number of Shares of Stock or Units	Number of Securities Underlying Options	or Base Price of Option Awards	of Stock and Option Awards
Mr. Taylor.	n/a	─	─	─	─	─	─	─	─	─	─
Mr. Reitz	12/09/2011	─	─	─	─	─	─	─	20,000	$21.59	$13.02
Mr. Hackamack	12/09/2011	─	─	─	─	─	─	─	7,500	$21.59	$13.02
Ms. Holley	12/09/2011	─	─	─	─	─	─	─	10,000	$21.59	$13.02

n/a = not applicable

OUTSTANDING EQUITY AWARDS AT YEAR-END

The outstanding equity awards at year-end December 31, 2011, for all four of the named executive officers:

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that have not Vested	Market Value of Shares or Units of Stock that have not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested
Mr. Taylor	#94,768	─		─	$10.68	6/24/2015	─	─	─	─
	#94,768	─		─	$13.74	12/16/2015	─	─	─	─

Mr. Reitz	#2,857	#4,286	(a)	─	$15.75	11/15/2020	─	─	─	─
	─	#20,000	(b)	─	$21.59	12/09/2021	─	─	─	─

Mr. Hackamack	#6,984	#10,476	(a)	─	$15.75	11/15/2020	─	─	─	─
	─	#7,500	(b)	─	$21.59	12/09/2021	─	─	─	─

Ms. Holley	#6,984	#10,476	(a)	─	$15.75	11/15/2020	─	─	─	─
	─	#10,000	(b)	─	$21.59	12/09/2021	─	─	─	─

(a)	50% of the options become exercisable on November 15, 2012 and the remaining 50% of the options become exercisable on November 15, 2013.

(b)	40% of the options become exercisable on December 9, 2012; 30% of the options become exercisable on December 9, 2013; and the remaining 30% of the options become exercisable on December 9, 2014.

OPTION EXERCISES AND STOCK VESTED

The following table summarizes the option exercises during 2011 for all four of the named executive officers:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Mr. Taylor	n/a	─	─	─
Mr. Reitz	n/a	─	─	─
Mr. Hackamack	n/a	─	─	─
Ms. Holley	n/a	─	─	─

n/a = not applicable

PENSION BENEFITS

The table illustrates the Company had no pension plan for any of the four named executive officers.  However, the CEO and certain named executive officers have employment agreements that have certain payments due upon retirement or termination per their respective employment agreements, if that event were to become applicable (see Compensation Discussion and Analysis).

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
Mr. Taylor	n/a	─	$ ─	$
Mr. Reitz	n/a	─	─	─
Mr. Hackamack	n/a	─	─	─
Ms. Holley	n/a	─	─	─

n/a = not applicable

NONQUALIFIED DEFERRED COMPENSATION

The Company had no nonqualified deferred compensation for any of the four named executive officers:

Name	Executive Contributions in Last Fiscal Year		Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year Ended
Mr. Taylor	$	n/a	$	$	$	$
Mr. Reitz		n/a	─	─	─	─
Mr. Hackamack		n/a	─	─	─	─
Ms. Holley		n/a	─	─	─	─

n/a = not applicable

 REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors (the “Committee”) was composed of five independent non-employee directors during 2011.  The Board of Directors (“Board”) has determined that the members of the Committee are independent.  The Committee provides oversight of all executive compensation and benefit programs.  The Committee operates under a written charter adopted January 20, 2004, which is posted on the Company’s website: www.titan-intl.com.

The philosophy of the Committee as it relates to executive compensation is that the Chief Executive Officer (“CEO”) and other executive officers should be compensated at competitive levels sufficient to attract, motivate and retain talented executives who are capable of leading the Company in achieving its business objectives in an industry facing increasing competition and change.

Annual compensation for the Company’s executive officers consists of base salary and bonus compensation.  Salary levels of the Company executives are reviewed and are normally adjusted annually, and any bonuses are normally awarded annually.  In determining appropriate salaries, the Committee considers:  (i) the CEO’s recommendations as to compensation for all other executive officers; (ii) the scope of responsibility, experience, time and position and individual performance of each executive officer, including the CEO; and (iii) compensation levels of other executives based on the Committee’s own business experience and judgment.  The Committee’s analysis is a subjective process, which utilizes no specific weights or formulas of the aforementioned factors in determining executives’ base salaries and the Committee uses no compensation consultants.

The Committee considers bonus compensation to be the primary motivational method for encouraging and rewarding outstanding individual performance, especially for the Company’s executive officers, and overall performance of the Company.  Bonuses are based primarily upon:  (i) performance of the Company; (ii) performance of the individual; and (iii) recommendation of the CEO.  The purpose of awarding bonuses is to provide a special incentive to maximize individual performance and the overall performance of the Company.  There are employment contracts for the executive officers, which are also considered.

In determining the total compensation package for the CEO for 2011, the Committee considered all of the factors discussed above.  Additionally, the Committee considered the Company’s performance, the success of the Company’s facilities in meeting their objectives, the extent and timing of the additions to the Company during the year, the quality and efficiency of the Company’s staff, and certain other factors relating to the Company’s performance.

The Committee discussed director compensation and made suggestions to the Board.  The Committee has completed an annual evaluation and in their opinion has met the requirements of their charter.  The Committee has reviewed the Compensation Committee Charter and has found it complies with requirements of the New York Stock Exchange.  The Committee makes a report to the Board when appropriate and met three times during 2011.

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management.  Based on such review and discussions, the Committee recommended that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the Securities and Exchange Commission.

Members of the Compensation Committee:

Richard M. Cashin Jr., Chairman
Erwin H. Billig
Albert J. Febbo
Mitchell I. Quain
Anthony L. Soave

CORPORATE GOVERNANCE

Independence
The Board of Directors (“Board”) has determined that five of the Company’s seven directors are independent under the rules of the New York Stock Exchange during 2011.  The independent directors are: Erwin H. Billig, Richard M. Cashin Jr., Albert J. Febbo, Mitchell I. Quain and Anthony L. Soave.  The two directors who are not independent are J. Michael A. Akers, Chief Executive Officer of Titan Europe Plc, and Maurice M. Taylor Jr., Chief Executive Officer and Chairman of the Board.  Each of the directors serving on the Audit Committee, the Compensation Committee and the Nominating/Corporate Governance Committee are independent under the standards of the New York Stock Exchange.

Meetings of Non-Employee Directors
When the non-employee directors of the Board or respective committees meet in executive session without management, and their chairman is unavailable for the executive session, a temporary chair is selected from among the directors present to preside at the executive session.

Charters
The Company has adopted Charters for its Audit, Compensation and Nominating/Corporate Governance Committees.  These Charters are published on the Company’s website: www.titan-intl.com.  The Company will provide, without charge, a copy of the Charters to any stockholder upon written request to the Corporate Secretary, Titan International, Inc., 2701 Spruce Street, Quincy, IL 62301.

Corporate Governance and Business Conduct Policies
The Company’s Corporate Governance Policy and Business Conduct Policy are published on the Company’s website: www.titan-intl.com.  The Company will provide, without charge, a copy of the Policies to any stockholder upon written request to the Corporate Secretary, Titan International, Inc., 2701 Spruce Street, Quincy, IL 62301.

Communication with the Board of Directors
Correspondence for any member of Titan’s Board of Directors must be sent in writing to his attention:
c/o Corporate Secretary, Titan International, Inc., 2701 Spruce Street, Quincy, IL 62301.  Any written communication will be forwarded to the Board for its consideration.

Director Nomination Process
The Nominating/Corporate Governance Committee and other members of the Board identify candidates for consideration by the Nominating/Corporate Governance Committee.  An executive search firm may also be utilized to identify qualified candidates for consideration.  The Nominating/Corporate Governance Committee evaluates candidates based on the qualifications for director described in its charter.  These qualifications include, among other things, integrity, business experience, stature in their field of endeavor, diversity of perspective, ability to reach thoughtful, independent and logical judgments on difficult and complex issues, and whether the candidate meets the independence standards of the Securities and Exchange Commission and the New York Stock Exchange.  The Nominating/Corporate Governance Committee then presents qualified candidates to the full Board of Directors for consideration and selection.

The Nominating/Corporate Governance Committee will consider nominees for election to the Board that are recommended by stockholders, applying the same criteria for candidates as discussed above, provided that a description of the nominees’ qualifications for the directorship, experience and background, a written consent by a nominee to act as such, and other information specified in the Bylaws, accompany the stockholder’s recommendation.  Any stockholder nominations for election as directors at the 2013 Annual Meeting must be delivered to Titan at the address set forth below, not later than November 26, 2012.  All nominations must be sent to the Nominating/Corporate Governance Committee, c/o Corporate Secretary, Titan International, Inc., 2701 Spruce Street, Quincy, IL 62301.

Director Attendance at Annual Meetings
The Company does not require its directors to attend the Annual Meeting of Stockholders.  However, the directors attempt to attend this meeting.

REPORT OF THE NOMINATING/CORPORATE GOVERNANCE COMMITTEE

The Nominating/Corporate Governance Committee of the Board of Directors (the “Committee”) was composed of five independent non-employee directors and provides guidance to the Board of Directors (“Board”) regarding corporate governance guidelines during 2011.  In addition, the Committee develops criteria, identifies, screens and nominates candidates for election to the Board, giving attention to the composition of the Board and its committees.  The Committee operates under a written charter adopted January 20, 2004, and this charter is available on the Company’s website: www.titan-intl.com.

The Committee recommended to the Board that Erwin H. Billig and Anthony L. Soave stand for re-election as Class III directors based on approved criteria.

The Committee has accomplished the following per their charter:  (i) oversight of the development and recommendation of a set of corporate governance guidelines; (ii) oversight of the evaluation of the Board and management; (iii) evaluation of the Committee and its success in meeting the requirements of the Charter; (iv) review and assurance of the adequacy of the Nominating/Corporate Governance Committee Charter; and (v) presentation of reports to the Board when appropriate.  Mr. Febbo has attended the Company’s Sarbanes-Oxley 404 training and is a participant in the Company’s risk assessment meetings.  The Committee met two times in 2011.

The Committee has given particular attention to corporate governance compliance issues established by the Securities and Exchange Commission and the New York Stock Exchange.  The Company has posted its corporate governance guidelines on the Company’s website.

Members of the Nominating/Corporate Governance Committee:

Mitchell I. Quain, Chairman
Erwin H. Billig
Richard M. Cashin Jr.
Albert J. Febbo
Anthony L. Soave

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of the Company’s common stock as of December 31, 2011, by (i) each person who is known by the Company to own beneficially more than 5% of the Company’s common stock, (ii) each director and nominee for director, (iii) each of the named executive officers, and (iv) all directors and executive officers as a group.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number (a)		Percent
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	3,564,752	(b)	8.4%
Fisher Asset Management, LLC 13100 Skyline Blvd. Woodside, CA 94062	3,358,777	(b)	8.0%
Lord, Abbett & Co. LLC 90 Hudson Street Jersey City, NJ 07302	2,506,550	(b)	5.9%
Next Century Growth Investors, LLC 5500 Wayzata Blvd., Suite 1275 Minneapolis, MN 55416	2,365,384	(b)	5.6%
Allianz Global Investors Capital LLC 600 West Broadway, Suite 2900 San Diego, CA 92101	2,339,400	(b)	5.5%
American Century Investment Management Inc. 4500 Main Street, 9th Floor Kansas City, MO 64111	2,257,461	(b)	5.3%
Westfield Capital Management Company, LP. 1 Financial Center Boston, MA 02111	2,167,582	(b)	5.1%
Named Executive Officers & Directors
Anthony L. Soave	904,375		2.1%
Maurice M. Taylor Jr.	619,009	(c)	1.5%
Richard M. Cashin Jr.	452,193		1.1%
Mitchell I. Quain	169,750		0.4%
Erwin H. Billig	27,750		0.1%
Albert J. Febbo	23,750		0.1%
J. Michael A. Akers	10,000		*
Kent W. Hackamack	8,234		*
Cheri T. Holley	7,259		*
Paul G. Reitz	2,857		*
All named executive officers & directors as a group (nine persons)	2,225,177		5.2%
___________________________ * Less than one percent.
(a)
Except for voting powers held jointly with a person’s spouse, represents sole voting and investment power unless otherwise indicated.  Includes unissued shares subject to options exercisable within 60 days after December 31, 2011, as follows:  Mr. Taylor, 189,536 shares; Mr. Soave, 33,750 shares; Mr. Quain, 28,125 shares; Mr. Cashin, 22,500 shares; Mr. Akers, 10,000 shares; Mr. Hackamack, 6,984 shares; Ms. Holley, 6,984 shares; Mr. Reitz, 2,857 shares, Mr. Febbo, 1,250 shares; all named executive officers and directors as a group, 301,986 shares.

(b)	Based on information contained in a Schedule 13G filed with the Securities and Exchange Commission.

(c)
Includes 224,453 shares held jointly by Mr. Taylor and his wife as to which they share voting and dispositive power.  Also includes 205,020 shares held by Mr. Taylor as to which he has sole voting and dispositive power.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, the directors and executive officers of the Company and the persons who own more than 10% of the Company’s common stock are required to report their initial ownership of the Company’s common stock and any subsequent changes in that ownership to the Securities and Exchange Commission and to the New York Stock Exchange.  Specific due dates for these reports have been established, and the Company is required to disclose in this Proxy Statement any late filings during 2011.  Mr. Reitz, Mr. Hackamack, and Ms. Holley were granted stock options in December of 2011.  The Form 4’s reporting these options were not filed until January of 2012.

RELATED PARTY TRANSACTIONS

The Company sells products and pays commissions to companies controlled by persons related to the Chief Executive Officer of the Company.  The related party is Mr. Fred Taylor and is Mr. Maurice Taylor’s brother.  The companies which Mr. Fred Taylor is associated with that do business with Titan include the following:  Blackstone OTR, LLC; FBT Enterprises; and OTR Wheel Engineering.  During 2011, 2010 and 2009, sales of Titan product to these companies were approximately $2.6 million, $1.9 million and $1.0 million, respectively.  Titan had trade receivables due from these companies of approximately $0.0 million at December 31, 2011, and approximately $0.4 million at December 31, 2010.  On other sales referred to Titan from these manufacturing representative companies, commissions were approximately $2.3 million, $1.6 million and $1.3 million during 2011, 2010 and 2009, respectively.

STOCKHOLDER PROPOSALS

Any proposal to be presented at the 2013 Annual Meeting of Stockholders must be received at the principal executive offices of the Company no later than November 26, 2012, in order to be considered for inclusion in the Company’s Proxy Statement and form of proxy relating to such Annual Meeting of Stockholders.  Any such proposals must comply in all respects with the rules and regulations of the Securities and Exchange Commission relating to stockholder proposals, and it is suggested that proponents of any proposals submit such proposals to the Company sufficiently in advance of the deadline by Certified Mail-Return Receipt Requested.

If a stockholder intends to present a proposal at the Company’s 2013 Annual Meeting of Stockholders without the inclusion of such proposal in the Company’s proxy material and written notice of such proposal is not received by the Company on or before February 11, 2013, proxies solicited by the Board of Directors for the 2013 Annual Meeting of Stockholders will confer discretionary authority to vote on such proposal if presented at the meeting.  Stockholders’ proposals should be sent to: Cheri T. Holley, Secretary of Titan International, Inc., 2701 Spruce Street, Quincy, IL 62301.  The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

HOUSEHOLDING INFORMATION

Pursuant to rules of the Securities and Exchange Commission, services that deliver Company communications to stockholders that hold their stock through a bank, broker or other holder of record, may deliver a single copy of the Company’s 2011 Annual Report to Stockholders including Form 10-K and Proxy Statement to multiple stockholders sharing the same address.  Upon written request, Titan will promptly deliver a separate copy of the 2011 Annual Report including Form 10-K and/or Proxy Statement to any stockholder at a shared address.  Stockholders may notify Titan of their requests by writing to Titan International, Inc., attention Investor Relations, 2701 Spruce Street, Quincy, IL 62301.

COST OF PROXY SOLICITATION

The costs of solicitation of proxies will be borne by the Company.  In addition to the use of the mail, proxies may be solicited personally or by telephone, facsimile or electronic mail, by directors, officers or regular employees of the Company, without additional compensation.  It is contemplated that brokerage houses, custodians, nominees and fiduciaries will be requested to forward the soliciting material to the beneficial owners of the Company’s Common Stock held of record by such persons, and will be reimbursed by the Company for reasonable expenses incurred therewith.

By Order of the Board of Directors,

/s/ CHERI T. HOLLEY
Quincy, Illinois	Cheri T. Holley
March 28, 2012	Secretary

Titan International, Inc.
2701 Spruce Street • Quincy, IL 62301
www.titan-intl.com

TITAN INTERNATIONAL, INC.
2701 SPRUCE STREET
QUINCY, IL 62301

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:
1. Election of Directors		0	0	0
Nominees
01 Erwin H. Billig	02 Anthony L. Soave

The Board of Directors recommends you vote FOR proposals 2, and 3.	For	Against	Abstain
2 To approve the selection of independent registered public accounting firm, Grant Thorton, LLP, to audit the consolidated financial statements of the company and its subsidiaries for 2012	0	0	0
3 To approve a non-binding advisory resolution on executive compensation.	0	0	0

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at  www.proxyvote.com .

TITAN INTERNATIONAL, INC.

This Proxy is Solicited by the Board of Directors for the
Annual Meeting of Stockholders to be held on Thursday, May 17, 2012 at 11:00 A.M. Eastern Time at the Waldorf Astoria
301 Park Avenue
New York City, NY 10022-6897

The undersigned hereby constitutes and appoints Maurice M. Taylor Jr., Cheri T. Holley, and each of them, attorneys with full power of substitution, with the powers the undersigned would possess if personally present, to vote all shares of Common Stock of the undersigned in TITAN INTERNATIONAL, INC., at the Annual Meeting of Stockholders to be held on Thursday May 17, 2012 and at any adjournments thereof and on all matters properly coming before the meeting.

This proxy will be voted as directed, or if no direction is indicated will be voted FOR proposals 1, 2, and 3.

Please note that if you are attending the Annual Meeting, proof of Titan Common Stock ownership as of the record date must be presented, in addition to valid photo identification.

Continued and to be signed on reverse side